                                                                    EXHIBIT 12.1

                          WESTLAKE CHEMICAL CORPORATION
                STATEMENT SETTING FORTH DETAIL FOR COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES
                              (millions of dollars)



                                                                                                         Six Months Ended
                                                             Year Ended December 31,                         June 30,
                                            -------------------------------------------------------    --------------------
                                              1998        1999        2000       2001        2002        2002        2003
                                            --------    --------    --------   --------    --------    --------    --------
Fixed charges:
   Interest expense                         $   35.9    $   42.0    $   32.0   $   31.9    $   32.9    $   16.2    $   16.5
   Capitalized interest                          6.3         0.0         0.0        1.6         0.4         0.4         0.0
   Amortization of debt costs                    0.7         0.8         2.0        1.5         3.1         0.9         2.2
   Portion of rentals representative
     of interest                                 6.3         6.2         6.3        6.6         6.1         2.8         3.0
                                            --------    --------    --------   --------    --------    --------    --------
      Total fixed charges                   $   49.2    $   49.0    $   40.3   $   41.6    $   42.5    $   20.3    $   21.7
                                            ========    ========    ========   ========    ========    ========    ========


Earnings before fixed charges:
   Pretax income                            $  (68.8)   $   84.3    $   89.8   $ (118.6)   $  (16.6)   $  (32.4)   $   20.7
   Fixed charges                                49.2        49.0        40.3       41.6        42.5        20.3        21.7
   Equity investment (income)/loss              (0.6)       (0.2)        0.0       (1.2)       (0.8)       (0.8)       (0.8)
   Equity investment distribution                0.0         0.0         0.0        0.0         0.7         0.0         0.0
   Capitalized interest                         (6.3)        0.0         0.0       (1.6)       (0.4)       (0.4)        0.0
   Amortization of capitalized interest          1.4         1.7         1.6        1.7         1.7         0.9         0.8
                                            --------    --------    --------   --------    --------    --------    --------
      Total earnings before fixed charges   $  (25.1)   $  134.8    $  131.7   $  (78.1)   $   27.1    ($  12.4)   $   42.4
                                            ========    ========    ========   ========    ========    ========    ========

Ratio of earnings to fixed charges:
   Earnings before fixed charges            $  (25.1)   $  134.8    $  131.7   $  (78.1)   $   27.1    $  (12.4)   $   42.4
   Fixed charges                            $   49.2    $   49.0    $   40.3   $   41.6    $   42.5    $   20.3    $   21.7

Ratio of earnings to fixed charges                --         2.8         3.3         --          --          --         2.0
                                            ========    ========    ========   ========    ========    ========    ========